Exhibit 19

The foregoing translation is provided for convenience of reference and purpose of compliance with applicable US securities laws and regulations, and is not intended in any respect to amend, modify or alter or affect the interpretation or construction of any provision of the agreement between Clal Electronics Industries Ltd. And Koor Industries Ltd., dated April 8, 1998, which remains in its original form in the Hebrew language.

REF: F:/KOOR/CLAL/SR/13.4.98

[TRANSLATED FROM THE HEBREW]

AGREEMENT

Made in Tel Aviv this 8th day of April 1998

BETWEEN:	KOOR INDUSTRIES LTD

a public company duly registered in Israel under no: PC 52-001414-3 of Beit Sharbat, 4 Kaufman Street, Tel Aviv

(hereinafter referred to as “Koor”)
of the one part

AND:	CLAL ELECTRONIC INDUSTRIES LTD

a public company duly registered in Israel under no: PC 52-0032871 of 5 Druyanov Street, Tel Aviv

(hereinafter referred to as “Clal”)

of the other part

WHEREAS                     Clal holds shares in ECI Telecom Ltd (hereinafter referred to as “ECI”) and its recommendees serve as members of ECI’s board of directors as respectively detailed in sub-clauses 3.1 and 17.4 of this agreement;

AND WHEREAS           Koor wishes to purchase from Clal shares in ECI which are held by Clal and to settle various arrangements with Clal relating to ECI, all in accordance with and subject as provided in this agreement;

AND WHEREAS           Clal wishes to sell to Koor shares in ECI which are held by it and to settle with Koor various arrangements relating to ECI, all in accordance with and subject as provided in this agreement;

AND WHEREAS           the parties wish to embody their legal relationship with regard to the shareholdings in ECI in the provisions of this agreement.

NOW THEREFORE IT IS WARRANTED, PROVIDED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.             Definitions And Interpretation

1.1           The recitals and appendices hereto constitute an integral part hereof.

1.2           The division of this agreement into clauses and the clause headings are solely for the sake of convenience and not to be applied for the purposes of interpretation.

1.3           In this agreement each of the following expressions shall have the meaning appearing against it, unless the context otherwise requires:

“Koor” means Koor Industries Ltd, a company duly registered in Israel and a party to this agreement;

“the Koor Group” means Koor Industries Ltd together with every corporation directly and/or indirectly controlled by it. For the purpose of this definition “control” means directly and/or indirectly holding all the shares of the relevant corporation;

“Clal” means Clal Electronic Industries Ltd, a company duly registered in Israel and a party to this agreement;

“the Clal Group” means Clal Electronic Industries Ltd, Clal Industries & Investments Ltd and every corporation directly and/or indirectly controlled by them. For the purpose of this definition “control” means directly and/or indirectly holding all the shares of the relevant corporation;

“authorised transferee” means a corporation which is a member of the Koor Group or a corporation which is a member of the Clal Group, as the case may be;

“the shares being sold” means 3,830,000 ordinary shares of NIS 0.12 n.v. each in ECI’s issued and paid-up share capital, which are held by Clal;

“the Claridge capital note” means a capital note that was issued by ECI on 31st December 1996 to 3232476 Canada Inc., which is convertible into 1,800,000 ordinary shares of NIS 0.12 n.v. each of ECI;

“the Clal capital note” means a capital note that was issued by ECI on 31st December 1996 to Clal, which is convertible into 1,600,000 ordinary shares of NIS 0.12 n.v. each of ECI;

“ECI’s existing share capital” means ECI’s issued and paid-up capital as at the execution hereof;

“the Director” means the Director of Restrictive Trade Practices as such expression is defined in the Restrictive Trade Practices Law, 5748-1988;

“business day” means Sundays to Thursdays in any week provided that they are not a public holiday, religious festival or holiday eve or a day on which business is not regularly carried on in Israel for any reason;

“the record date” means 9th April 1998;

“the Companies Ordinance” means the Companies Ordinance (New Version), 5743-1983;

“merger” or “structural change” has the meaning defined in the Companies Ordinance (New Version), 5743-1983;

“stock exchange” and/or “NASDAQ” means the stock exchange in the USA known as the NASDAQ National Market, on which securities of ECI are registered for trade and any other stock exchange on which any class of ECI’s securities are in future registered for trade;

“the Act” means the US Securities Act of 1933 as amended and the regulations promulgated thereunder;

“the SEC” means the US Securities and Exchange Commission;

“clear and free” in connection with shares means free of any charge, pledge, lien, debt, attachment, claim, plea, right of refusal, right of pre-emption, lock-up arrangements or any third party right, other than lock-up arrangements and/or restrictions pursuant to law in Israel and/or the USA and/or which are imposed by any competent authority in the future, if at all;

“dollar” means a dollar of the USA;

“the representative rate” means the representative rate of the US dollar to the Israeli shekel, as last published by the Bank of Israel prior to the actual making of any payment. In the event that the representative rate stops being published by the Bank of Israel, the representative rate for the purpose of this agreement shall be the average of the buy and sell rates of the US dollar (cheques and transfers) last published prior to the time of actual payment by Bank Hapoalim Ltd, Bank Leumi Le-Israel Ltd and Discount Bank Ltd, at the average between the said three banks;

“payment” - any payment which is to be made in accordance with this agreement at the representative rate shall be made on a business day by 12:00 noon;

“procurement offer” means a written offer to the public holders of ECI’s securities to purchase ECI securities from them, which is published in accordance with the relevant provisions of Israeli or US law;

“the arbitrator” means Mr Gidon Lahav or if he is unable or refuses for any reason to serve as arbitrator he shall be replaced by another arbitrator whose identity is determined by agreement between the parties in writing within seven days and in the absence of such agreement his identity shall be determined by the President of the District Court of Tel Aviv and the arbitrator shall be a leading figure in the business community;

“the referee” means Mr Gad Somekh, CPA or if he is unable or refuses for any reason to serve as referee he shall be replaced by another referee, a certified public accountant whose identity is determined by agreement between the parties in writing within seven days and in the absence of such agreement his identity shall be determined by the arbitrator;

“the Claridge Group” means Claridge Israel Ltd, the Kolber Trust, Columbus Capital Corporation, 3232476 Canada Inc. (foreign corporations) and Anfield Ltd (an Israeli corporation) and also any corporation [which controls them]* or which is controlled by them directly and/or indirectly. For the purpose of this definition “control” has the meaning defined in the Securities Law, 5728-1968.

2.             Due Approvals

Clal and Koor warrant and confirm that the competent entities of each of them have duly approved the contract embodied in this agreement and passed all the resolutions necessary in order to authorise the signatories hereto to sign this agreement on behalf of Clal and Koor respectively.

The parties hereby confirm that prior to the signature hereof the Director’s approval of the provisions of this agreement has been obtained.

3.             Representations, Warranties And Undertakings Of Clal

By signing this agreement Clal warrants and undertakes to Koor that:

3.1           it holds 18,269,000 (eighteen million two hundred and sixty nine thousand) ordinary shares of NIS 0.12 n.v. each of ECI;

3.2                                 the shares being sold together with the other shares which are held by Clal in ECI which are to be sold by it to Koor, if at all, by virtue of the put option or by virtue of the additional put option which are granted to Clal in accordance with the provisions of clause 6 of this agreement, or by virtue of the call option which is granted to Koor in accordance with the provisions of clause 7 of this agreement, or by virtue of the right of first opportunity which is granted to Clal in accordance with the provisions of clause 8 of this agreement, or by virtue of the right of first opportunity which is granted to Koor in accordance with the provisions of clause 10 of this agreement, are not and might not be registered for trade with the SEC, they are restricted shares within the meaning of that term under the Act and as at the execution hereof ECI has no commitment to register those shares for trade;

*              Translator's note: the square brackets are in the original.

3.3           the shares being sold are clear and free;

3.4                                 it has not given any person or entity an undertaking or option to purchase all or any of its shares in ECI and no person or entity has a right of first refusal in connection with the purchase of its shares in ECI, including in particular the shares being sold, and it does not have options for the purchase of additional shares in ECI, other than Clal’s right and ECI’s right, which have not yet been exercised as at the execution hereof, to require the conversion of the Clal capital note pursuant to and in accordance with the terms and conditions prescribed in the Clal capital note;

3.5                                 this agreement’s signature and performance are not contrary to any contract, undertaking or restriction to which Clal is a party and there is no restraint or restriction whatsoever, including under Israeli or US law, to the sale and transfer of the shares being sold to Koor, including the sale of ECI shares by Clal to Koor as a result of the exercise of the put option or of the additional put option granted to Clal pursuant to the provisions of clause 6 of this agreement and the call option granted to Koor pursuant to the provisions of clause 7 of this agreement and the sale of other shares which are held by Clal in ECI to Koor by virtue of the right of first opportunity pursuant to the provisions of clause 8 of this agreement and by virtue of the right of first opportunity pursuant to the provisions of clause 10 of this agreement or to entering into a joint voting agreement as provided in clause 14 of this agreement;

3.6                                 Clal will do everything required of it in order to comply with the requirements of Israeli and American law insofar as relates to the transfer of the shares being sold to Koor and the transfer of the shares as a result of the realisation of its obligations to give Koor a first opportunity in accordance with the provisions of clause 10 of this agreement and by virtue of Koor’s obligation to give Clal a first opportunity pursuant to the provisions of clause 8 of this agreement, including a transfer of shares as a result of the exercise of the put option or the additional put option granted to Clal in accordance with the provisions of clause 6 of this agreement and the exercise of the call option granted to Koor in accordance with the provisions of clause 7 of this agreement and with regard to the joint voting agreement as provided in clause 14 of this agreement, including performing duties to report to the Securities Authority in the USA and Israel, if and insofar as necessary;

3.7                                 it acknowledges that Koor is entering into this agreement with it in reliance upon its representations, warranties and undertakings as provided in this agreement. The correctness and truth of Clal’s representations, warranties and undertakings are a fundamental condition of Koor’s agreeing to enter into this agreement.

4.                                       Representations, Warranties And Undertakings Of Koor

By signing this agreement Koor warrants and undertakes to Clal that:

4.1                                 Koor is vested with a right to purchase from the Claridge Group 6,553,712 ordinary shares of NIS 0.12 n.v. each of ECI which are held by the Claridge Group. Save for Koor’s right to purchase shares in ECI from the Claridge Group as set out in this sub-clause 4.1, as at the execution hereof Koor does not have other shares of ECI;

4.2                                 the Claridge Group, like ECI, has a right to require conversion of the Claridge capital note pursuant to and in accordance with the terms and conditions prescribed in the Claridge capital note. The Claridge Group’s said right, like that of ECI, has not yet been exercised as at the execution hereof;

4.3                                 it acknowledges that the shares being sold and the other shares which are held by Clal in ECI which are to be sold by it to Koor, if at all, by virtue of the put option or by virtue of the additional put option granted to Clal in accordance with the provisions of clause 6 of this agreement, or by virtue of the call option granted to Koor in accordance with the provisions of clause 7 of this agreement, or by virtue of the right of first opportunity granted to Clal in accordance with the provisions of clause 8 of this agreement, or by virtue of the right of first opportunity granted to Koor in accordance with the provisions of clause 10 of this agreement are and might not be registered for trade with the SEC, they are restricted shares within the meaning of that term under the Act and as at the execution hereof ECI has no commitment to register those shares for trade;

4.4                                 it acknowledges that as a result of the non-registration of the shares as mentioned in sub-clause 4.3 above, it is subject to an economic risk in holding those shares as regards their limited sale and negotiability, unless those shares are in future registered for trade with the SEC or it is in future possible to sell them pursuant to and in the scope of the exemptions granted under the Act;

4.5                                 it acknowledges that in the absence of the shares’ registration, the share certificates, which will be given to it by ECI in respect of the shares being sold and the other shares which are purchased by it from Clal, as provided in this agreement, will bear a legend, the contents of which will materially be as follows:

“The securities evidenced by this certificate have not been registered under the United States Securities Act of 1933, as amended. Such securities may not be sold except in a transaction which in the opinion of securities counsel reasonably satisfactory to ECI Telecom Limited (which may include counsel for ECI Telecom Limited) is exempt from registration under applicable United States federal securities laws, or pursuant to an effective registration statement thereunder.”;

4.6                                 this agreement’s signature and performance are not contrary to any contract, undertaking or restriction to which Koor is a party and there is no restraint or restriction whatsoever, including under Israeli or US law, to the sale and transfer of the shares being sold to Koor, including the sale of ECI shares by Clal to Koor as a result of the exercise of the put option or of the additional put option granted to Clal pursuant to the provisions of clause 6 of this agreement and the call option granted to Koor pursuant to the provisions of clause 7 of this agreement and the sale of other shares held by Clal in ECI to Koor by virtue of the right of first opportunity pursuant to the provisions of clause 8 of this agreement and by virtue of the right of first opportunity pursuant to the provisions of clause 10 of this agreement or to entering into a joint voting agreement as provided in clause 14 of this agreement;

4.7                                 Koor will do everything required of it in order to comply with the requirements of Israeli and American law insofar as relates to the transfer of the shares being sold to Koor and the transfer of the shares as a result of the realisation of Clal’s obligations to give Koor a first opportunity in accordance with the provisions of clause 10 of this agreement and by virtue of Koor’s obligation to give Clal a first opportunity pursuant to the provisions of clause 8 of this agreement, including a transfer of shares as a result of the exercise of the put option or of the additional put option granted to Clal in accordance with the provisions of clause 6 of this agreement and the exercise of the call option granted to Koor in accordance with the provisions of clause 7 of this agreement and with regard to the joint voting agreement as provided in clause 14 of this agreement, including performing duties to report to the Securities Authority in Israel and in the USA;

4.8                                 it acknowledges that Clal is entering into this agreement with it in reliance upon its representations, warranties and undertakings as provided in this agreement. The correctness and truth of Koor’s representations, warranties and undertakings are a fundamental condition of Clal’s agreeing to enter into this agreement.

5.             The Sale Of The Shares Being Sold

5.1                                 Clal undertakes on the record date to sell and transfer to Koor and Koor undertakes on the record date to purchase and accept from Clal the shares being sold, as provided in sub-clause 5.3 of this agreement.

5.2                                 The shares being sold will be transferred by Clal to Koor on the record date clear and free and in accordance with the provisions of ECI’s memorandum and articles of association.

5.3                                 In full and final consideration for the shares being sold and for Clal’s other obligations as provided in this agreement, unless and insofar as expressly otherwise stated in this agreement, Koor shall pay Clal in cash on the record date the shekel equivalent of $ 112,027,500 (one hundred and twelve million twenty seven thousand five hundred US dollars) at the representative rate (hereinafter referred to as “the total consideration”) on and against the transfer of the shares being sold to Koor, clear and free.

5.4                                 Koor’s payment of the total consideration to Clal shall be by bank draft to the order of Clal or by bank transfer (confirmed by the recipient bank) to such bank account as Clal directs in writing.

6.             The Put Option And The Additional Put Option Granted To Clal

6.1                                 Koor hereby grants Clal an option (herein referred to as “the put option”) to require Koor to purchase and accept from Clal a transfer of 3,830,000 ordinary shares of NIS 0.12 n.v. each of ECI (hereinafter referred to as “the put option shares”) at a final and absolute exercise price of $ 29.75 per share and in total $ 113,942,500 (one hundred and thirteen million nine hundred and forty two thousand five hundred US dollars) (hereinafter referred to as “the put option exercise consideration”) subject to and in accordance with the provisions of the whole of this sub-clause 6.1.

6.1.1                        The put option shall become effective on 1st January 1999 and remain in effect until 31st January 1999 at 15:00 hours, Israel time (hereinafter referred to as “exercise period A”), unless Koor has previously exercised the call option granted to it as provided in clause 7 of this agreement.

6.1.2                        During exercise period A the put option shall be exercisable by Clal by delivering written, unreserved and unconditional exercise notice (hereinafter referred to as “exercise notice A”), in a form consistent with that annexed hereto as appendix “A”. The exercise notice may be given during exercise period A on any business day until 15:00 hours, Israel time, solely in respect of all the put option shares and not in respect of some of them. Exercise notice A which does not comply with any of the provisions of this sub-paragraph 6.1 shall be deemed void. Giving exercise notice A in accordance with the provisions of this sub-clause 6.1 shall constitute the completion of a binding agreement between Clal and Koor for the purchase of the put option shares by Koor and the parties shall act to effect the sale of the put option shares.

6.1.3                        The number of put option exercise [sic] shares shall be adjusted in accordance with the provisions of clause 15 of this agreement.

6.1.4                        In the event that exercise notice A is delivered, on the first business day after the passage of seven days from the delivery of exercise notice A at 11:00 hours, Israel time, the parties shall meet in order to close the put option exercise transaction. At that time Clal shall sell and transfer to Koor the put option shares clear and free and Koor shall purchase and accept a transfer from Clal of the put option shares contemporaneously with and on and against payment of the whole of the put option exercise consideration to Clal, all the acts being done insofar as possible at one and the same time, the acts being as follows:

6.1.4.1 Clal shall deliver to Koor the resolution of Clal’s authorised entity for the exercise of the put option by virtue of the exercise notice A and a certificate by its advocates that the resolution was duly passed in accordance with Clal’s articles of association;

6.1.4.2 payment of the put option exercise consideration by Koor to Clal shall be in shekels at the representative rate by a bank draft to the order of Clal or by bank transfer (confirmed by the recipient bank) to such bank account as Clal directs in writing;

6.1.4.3 Clal shall sign share transfer deeds in the name of Koor in a form consistent with that annexed hereto as appendix “B” relating to the put option shares and Koor shall sign those deeds as transferee, and Clal shall deliver to Koor the relevant share certificates in its name. One original share transfer deed shall be signed. Copies shall be delivered to Koor, Clal and ECI’s secretary for entry in the register of members and for reporting to the Registrar of Companies;

6.1.4.4 Koor shall receive from ECI’s secretary share certificates relating to the put option shares in its name. If and insofar as ECI’s secretary is unable to furnish Koor with the share certificates relating to the put option shares in its name, Clal shall grant

Koor an irrevocable power of attorney to use and deal with the put option exercise [sic] shares in Koor’s unfettered discretion.

The parties shall use their best efforts to procure that Koor is entered in ECI’s register of members as holder of the relevant shares and receives share certificates in its name relating to the put option shares as soon as possible. The power of attorney shall expire on entry in ECI’s register of members and the furnishing to Koor of the relevant share certificates.

6.2                                 Koor hereby grants Clal an additional option (herein referred to as “the additional put option”) to require Koor to purchase and accept from Clal a transfer of 3,830,000 ordinary shares of NIS 0.12 n.v. each of ECI (hereinafter referred to as “the additional put option shares”) at a final and absolute exercise price equal to the weighted average of the stock exchange prices of ECI shares in the 30 days on which there was trade in the ECI share preceding 20th January 1999, plus 5% (five percent) per share of the 3,830,000 additional put option shares (hereinafter referred to as “the additional put option exercise consideration”).

“Weighted average” for the purpose of this sub-clause means the average of all transactions (weighted average) made in the shares of ECI on the stock exchange on all those 30 trading days, excluding transactions to which the Koor Group and/or the Clal Group are a party.

The additional put option shall be exercised subject to and in accordance with the provisions of the whole of this sub-clause 6.2.

6.2.1                        The additional put option shall only become effective if Clal has not exercised the put option granted to it as provided in sub-clause 6.1 of this agreement and if Koor has not exercised the call option granted to it as provided in clause 7 of this agreement.

6.2.2                        The additional put option shall commence on 1st February 1999 and be effective until 15th February 1999 at 15:00 hours, Israel time (hereinafter referred to as “exercise period B”).

6.2.3                        During exercise period B the additional put option shall be exercisable by Clal by delivering written, unreserved and unconditional exercise notice (hereinafter referred to as “exercise notice B”) in a form consistent with that annexed hereto as appendix “C”. Exercise notice B may be given during exercise period B on any business day until 15:00 hours, Israel time solely in respect of all the additional put option shares and not in respect of some of them. Exercise notice B which does not comply with any of the provisions of this sub-clause 6.2 shall be deemed void. The giving of exercise notice B in accordance with the provisions of this sub-clause 6.2 shall constitute the completion of a binding agreement between Clal and Koor for the purchase of the additional put option shares by Koor, and the parties shall act to effect the sale of the additional put option shares.

6.2.4                        The number of the additional put option exercise [sic] shares shall be adjusted in accordance with the provisions of clause 15 of this agreement.

6.2.5                        In the event that exercise notice B is delivered, on the first business day after the passage of seven days from delivery of the exercise notice, at 11:00 hours, Israel time the parties shall meet in order to close the additional put option exercise transaction. At that time, Clal shall sell and transfer to Koor the additional put option shares, clear and free, and Koor shall purchase and accept a transfer from Clal of the additional put option shares contemporaneously with and on and against payment of the whole of the additional put option exercise consideration to Clal, all the acts being performed insofar as possible at one and the same time, the acts being as follows:

6.2.5.1 Clal shall deliver to Koor the resolution of Clal’s authorised entity for the exercise of the additional put option by virtue of the exercise notice B and a certificate by its advocates that the resolution was duly passed in accordance with Clal’s articles of association;

6.2.5.2 payment of the additional put option exercise consideration by Koor to Clal shall be in shekels at the representative rate by a bank draft to the order of Clal or by bank transfer (confirmed by the recipient bank) to such bank account as Clal directs in writing;

6.2.5.3 Clal shall sign share transfer deeds in the name of Koor in a form consistent with that annexed hereto as appendix “B” relating to the additional put option shares and Koor shall sign those deeds as transferee, and Clal shall deliver to Koor the relevant share certificates in its name. One original share transfer deed shall be signed. Copies shall be delivered to Koor, Clal and ECI’s secretary for entry in the register of members and for reporting to the Registrar of Companies;

6.2.5.4 Koor shall receive from ECI’s secretary share certificates relating to the additional put option shares in its name. If and insofar as ECI’s secretary is unable to furnish Koor with the share certificates relating to the additional put option shares in its name, Clal shall grant Koor an irrevocable power of attorney to use and deal with the additional put option exercise [sic] shares in Koor’s unfettered discretion.

The parties shall use their best efforts to procure that Koor is entered in ECI’s register of members as holder of the relevant shares and receives share certificates in its name relating to the additional put option shares as soon as possible. The power of attorney shall expire on entry in ECI’s register of members and the furnishing to Koor of the relevant share certificates.

7.                                       The Call Option Granted To Koor

7.1                                 Clal hereby grants Koor an option (herein referred to as “the call option”) to require Clal to sell and transfer to Koor 3,830,000 ordinary shares of NIS 0.12 n.v. each of ECI (hereinafter referred to as “the call option shares”) at a final and absolute exercise price of $ 37 per share and a total of $ 141,710,000 (one hundred and forty one million seven hundred and ten thousand dollars) (hereinafter referred to as “the call option exercise consideration”) subject to and in accordance with the provisions of the whole of this clause 7.

7.2                                 The call option shall become effective on 1st January 1999 and remain in force until 31st January 1999 at 15:00 hours, Israel time (hereinafter referred to as “exercise period C”), unless Clal has previously exercised the put option granted to it as provided in sub-clause 6.1 of this agreement.

7.3                                 During exercise period C the call option shall be exercisable by Koor by delivering written, unreserved and unconditional exercise notice (hereinafter referred to as “exercise notice C”) in a form consistent with that annexed hereto as appendix “D”. Exercise notice C may be given during exercise period C on any business day until 15:00 hours, Israel time solely in respect of all the call option shares and not in respect of some of them. Exercise notice C which does not comply with any of the provisions of this clause 7 shall be deemed void. The giving of exercise notice C in accordance with the provisions of this clause 7 shall constitute the completion of a binding agreement between Clal and Koor for the purchase of the call option shares by Koor, and the parties shall act to perform the sale of the call option shares.

7.4                                 The number of the call option shares shall be adjusted in accordance with the provisions of clause 15 of this agreement.

7.5                                 In the event that exercise notice C is delivered, on the first business day after the passage of seven days from the delivery of exercise notice, at 11:00 hours, Israel time the parties shall meet in order to close the call option exercise transaction. At that time Clal shall sell and transfer to Koor the call option shares, clear and free, and Koor shall purchase and accept a transfer from Clal of the call option shares contemporaneously with and on and against payment of the whole of the call option exercise consideration to Clal, all the acts being performed insofar as possible at one and the same time, the acts being as follows:

7.5.1                        Koor shall deliver to Clal the resolution of Koor’s authorised entity for the exercise of the call option by virtue of the exercise notice C and a certificate by its advocates that the resolution was duly passed in accordance with Koor’s articles of association;

7.5.2                        payment of the call option exercise consideration by Koor to Clal shall be in shekels at the representative rate by a bank draft to the order of Clal or by bank transfer (confirmed by the recipient bank) to such bank account as Clal directs in writing;

7.5.3                        Clal shall sign share transfer deeds in the name of Koor in a form consistent with that annexed hereto as appendix “B” relating to the call option shares and Koor shall sign those deeds as transferee, and Clal shall deliver to Koor the relevant share certificates in its name. One original share transfer deed shall be signed. Copies shall be delivered to Koor, Clal and ECI’s secretary for entry in the register of members and for reporting to the Registrar of Companies;

7.5.4                        Koor shall receive from ECI’s secretary share certificates relating to the call option shares in its name. If and insofar as ECI’s secretary is unable to furnish Koor with the share certificates relating to the call option shares in its name, Clal shall grant Koor an irrevocable power of attorney to use and deal with the call option exercise [sic] shares in Koor’s unfettered discretion.

The parties shall use their best efforts to procure that Koor is entered in ECI’s register of members as holder of the relevant shares and receives share certificates in its name relating to the call option shares as soon as possible. The power of attorney shall expire on entry in ECI’s register of members and the furnishing to Koor of the relevant share certificates.

8.                                       The Purchase Of Additional Shares Of ECI By Koor And The Grant Of A Right Of First Opportunity To Clal

From the execution hereof the Koor Group may purchase additional shares in ECI from any entity in its absolute discretion, including a purchase on or off the stock exchange, subject always to the grant of a first opportunity to Clal to sell to Koor, from the ECI shares held by it, the additional shares which the Koor Group wishes to purchase in ECI, as provided below.

8.1                                 In the event that the Koor Group wishes to purchase additional shares of ECI from the execution hereof until 31st January 2002, Koor shall deliver to Clal written notice (hereinafter referred to as “Koor’s purchase notice”) detailing all the terms and conditions on which the Koor Group wishes to purchase additional shares of ECI. Koor’s purchase notice may be given, if at all, on any business day until 15:00 hours, Israel time.

“Terms and conditions” in this sub-clause means the number of shares which the Koor Group wishes to purchase, the price offered by it for each share and the payment terms. The consideration shall only be pecuniary and not any payment or benefit other than money.

8.2                                 If and insofar as the Koor Group wishes to purchase additional shares of ECI, Koor shall specify in Koor’s purchase notice a price which is equal to or greater than the closing price of the ECI share on the stock exchange on the business day preceding the date of Koor’s purchase notice, although Koor shall be entitled to specify in Koor’s purchase notice a price which is less than the closing price of the ECI share on the stock exchange on the business day preceding the date of Koor’s purchase notice, only if and insofar as a third party has made an offer to it in good faith to sell it ECI shares at the price specified by Koor in Koor’s purchase notice. In such event, the terms and conditions detailed in Koor’s purchase notice shall also include all the terms and conditions offered by the vendor third party and a certificate, signed by Koor’s general manager that Koor has indeed been offered the terms and conditions set out in Koor’s purchase notice and that the vendor third party’s offer, as set our in Koor’s purchase notice, is in good faith.

8.3                                 Clal shall have a right to sell Koor all the shares which the Koor Group wishes to purchase (but not some of them) on the terms and conditions offered by Koor, by giving unconditional, unreserved, written notice to Koor of its desire to do so (hereinafter referred to as “Clal’s exercise notice”), in a form consistent with that annexed hereto as appendix “E”, within two business days of receiving Koor’s purchase notice insofar as the quantity of shares which the Koor Group wishes to purchase, as specified in Koor’s purchase notice, is up to 3% (three percent) of ECI’s existing capital or within five business days of receiving Koor’s purchase notice insofar as the number of shares which the Koor Group wishes to purchase, as specified in Koor’s purchase notice, exceeds 3% (three percent) of ECI’s existing capital. Clal’s exercise notice may be given, if at all, until 15:00 hours, Israel time on the relevant business days.

8.4                                 The giving of Clal’s exercise notice shall constitute the completion of a binding agreement between Clal and Koor for the purchase of the shares by Koor from Clal on the terms and conditions of Koor’s purchase notice, and the parties shall act to effect the sale of the shares pursuant to and in accordance with Koor’s purchase notice. The shares shall be sold by Clal, clear and free.

8.5                                 Should Clal’s exercise notice not be given by Clal at the time prescribed therefor in sub-clause 8.3, the right of first opportunity to sell the shares shall be deemed not to have been exercised by Clal in respect of that particular Koor’s purchase notice. Clal’s exercise notice which does not comply with any of the provisions of this clause 8 shall be deemed void.

8.6                                 Should Clal’s right of first opportunity to sell the shares not be exercised pursuant to the provisions of this clause 8, the Koor Group may purchase the shares involved in Koor’s purchase notice within 90 days of delivering Koor’s purchase notice (hereinafter referred to as “the purchase period”) subject to the following conditions of this sub-clause 8.6.

8.6.1                        If and insofar as the price specified by Koor for each share as detailed in Koor’s purchase notice was equal to or greater than the closing price of the ECI share on the stock exchange on the business day preceding the date of Koor’s purchase notice, the Koor Group may purchase the shares involved in Koor’s purchase notice in transactions off the stock exchange during the purchase period at a price which is not greater than 110% (one hundred and ten percent) of the price specified by it in Koor’s purchase notice or in the course of ordinary trade on the stock exchange during the purchase period without any restriction with regard to the price.

8.6.2                        If and insofar as the price specified by Koor for each share as set out in Koor’s purchase notice was less than the closing price of the ECI share on the stock exchange on the business day preceding the date of Koor’s purchase notice, the Koor Group may purchase the shares involved in Koor’s purchase notice only from the same third party vendor in a transaction off the stock exchange during the purchase period at a price which is not greater than 110% (one hundred and ten percent) of the price offered to it by that third party vendor, as set out in Koor’s purchase notice.

8.7                                 Should the purchase period as specified in Koor’s purchase notice expire and the Koor Group not have purchased the shares in accordance with Koor’s purchase notice, the Koor Group may not purchase the shares involved in the Koor purchase notice unless all the conditions and principles set out in this clause 8 are implemented again. If and insofar as the time for the delivery of Clal’s exercise notice has expired and Clal’s exercise notice has not been delivered to Koor within the time prescribed therefor in sub-clause 8.3, Koor may, during the purchase period, give Clal new purchase notice replacing Koor’s original purchase notice and all the terms and conditions set out in this clause 8 shall apply to the new purchase notice, as the case may be. The new purchase notice shall be delivered by Koor in the event that there are modifications to any of the terms and conditions set out in Koor’s original purchase notice, and subject as provided in sub-clause 8.6.2 of this agreement if and insofar as there is a change to the price of the ECI shares which the Koor Group wishes to purchase.

For the avoidance of doubt it is hereby expressed that the provisions of this sub-clause 8.7 shall not preclude Koor from giving Clal during the sale [sic] period other, additional purchase notices and such other, additional purchase notices shall be treated as augmenting rather than replacing the original purchase notice. Any other, additional purchase notice shall be subject to the provisions of this clause 8, as the case may be.

8.8                                 In the event that Clal’s exercise notice is delivered, on the first business day after the passage of seven days from the delivery of Clal’s exercise notice at 11:00, Israel time the parties shall meet in order to close the ECI share purchase transaction pursuant to Koor’s purchase notice. At that time Clal shall sell and transfer to Koor the shares involved in Koor’s purchase notice, clear and free and Koor shall purchase and accept a transfer from Clal of the shares involved in Koor’s purchase notice contemporaneously with and on and against payment of the consideration due to Clal, all the acts being performed insofar as possible at one and the same time, the acts being as follows:

8.8.1                        Clal shall deliver to Koor and Koor shall deliver to Clal the resolutions of the competent entities of Clal and Koor with regard to their entering into the transaction by virtue of Koor’s purchase notice and their advocates’ certificates that the resolutions have been duly passed in accordance with the articles of association of Clal and Koor, as the case may be;

8.8.2                        payment of the total consideration due to Clal for the shares involved in Koor’s purchase notice by Koor to Clal shall be in shekels at the representative rate in a bank draft to the order of Clal or by bank transfer (confirmed by the recipient bank) to such bank account as Clal directs in writing;

8.8.3                        Clal shall sign share transfer deeds in the name of Koor in a form consistent with that annexed hereto as appendix “B” relating to the shares involved in Koor’s purchase notice and Koor shall sign the deeds as transferee, and Clal shall deliver to Koor the relevant share certificates in its name. One original transfer deed shall be signed. Copies shall be delivered to Koor, Clal and ECI’s secretary for entry in the register of members and reporting to the Registrar of Companies;

8.8.4                        Koor shall receive from ECI’s secretary share certificates relating to the shares involved in Koor’s purchase notice in its name. If and insofar as ECI’s secretary is unable to furnish Koor with the share certificates relating to the shares involved in Koor’s purchase notice in its name, Clal shall grant Koor an irrevocable power of attorney to use and deal with the shares involved in Koor’s purchase notice in Koor’s unfettered discretion.

The parties shall use their best efforts to procure that Koor is entered in ECI’s register of members as holder of the relevant shares and receives in its name the share certificates relating to Koor’s purchase notice as soon as possible.

The power of attorney shall expire on entry in the register of members and the provision to Koor of the relevant share certificates.

8.9                                 The provisions of sub-clauses 8.1 to 8.8 of this agreement shall not apply if and insofar as the Koor Group wishes to purchase shares in the course of ordinary trade on the stock exchange in a volume of up to 1.5% (one and a half percent) of ECI’s existing capital per quarter from the execution hereof. Should the Koor Group in any quarter not exercise the whole of its right pursuant to this sub-clause 8.9, any remaining right which has not been exercised by the Koor Group may be accrued and exercised during a period of up to 12 continuous months from the end of the relevant quarter, provided that by virtue of the right of accrual the Koor Group may not purchase pursuant to the provisions of this sub-clause 8.9 in any quarter in the course of ordinary trade on the stock exchange more than 4% (four percent) of ECI’s existing capital (such quantity including its right to purchase 1.5% (one and a half percent) of ECI’s existing capital in that given quarter).

8.10                           Koor’s purchase notices and Clal’s exercise notices pursuant to and in accordance with the provisions of this clause 8 shall be irrevocable except insofar as otherwise expressly provided in this agreement.

8.11                           If and insofar as Clal delivers Clal’s exercise notice to Koor in accordance with the provisions of this clause 8 and Koor is willing to pay Clal the consideration due to it in accordance with the provisions of clause 8 of this agreement but Clal does not sell and transfer to Koor the shares involved in Koor’s purchase notice, the Koor Group shall be relieved of its duty to give Clal another right of first opportunity in accordance with this clause 8, all the aforegoing without derogating from Koor’s rights to all the reliefs by virtue of the provisions of this agreement or by virtue of the provisions of law.

9.                                       The Purchase Of Additional ECI Shares By Clal

From the execution hereof, the purchase of additional shares in ECI by the Clal Group shall be subject to the following provisions.

9.1                                 From the execution hereof until 31st July 2000, the Clal Group shall be absolutely precluded from directly or indirectly purchasing additional shares of ECI, other than shares of ECI which are in future vested in Clal by virtue of the Clal capital note’s conversion, other than purchases by the Clal Group pursuant to the provisions of clause 16 of this agreement and other than in the case of rights issues by ECI to all its shareholders.

9.2                                 From 1st August 2000, the Clal Group may purchase additional shares of ECI which vest it, in the aggregate, with up to 15% (fifteen percent) of ECI’s issued and paid up capital as at the time of its purchase of the additional ECI shares and the Clal Group may also purchase additional shares of ECI which vest it, in the aggregate, with more than 15% (fifteen percent) of ECI’s issued and paid up capital as at the time of its purchase of the additional shares, provided that the Director first approves the Clal Group’s purchase of ECI shares vesting it, in the aggregate, with more than 15% (fifteen percent) of ECI’s capital as aforesaid. If and insofar as Clal is granted approval by the Director to purchase additional shares of ECI, Clal shall deliver a copy of the approval to Koor.

9.3                                 For the avoidance of doubt it is hereby expressed that the Clal Group’s obligation not to purchase additional shares of ECI as provided in this clause 9 also includes the commitment not to purchase traded calls and/or any other financial instrument which amounts to a right to the grant and/or delivery of ECI shares, including a future grant and delivery.

9.4                                 If and insofar as the Clal Group and the Koor Group purchase additional shares of ECI, those shares shall be subject to all the rights of Koor and Clal under this agreement in respect of the ECI shares held by them, including Koor’s right of first opportunity as provided in clause 10 of this agreement, Clal’s right of first opportunity as provided in clause 8 of this agreement and also the mutual rights of Koor and Clal under the joint voting agreement embodied in the provisions of clause 14 of this agreement.

10.                                 The Sale Of Additional ECI Shares By Clal And The Grant Of A Right Of First Opportunity To Koor

From the execution hereof the Clal Group may sell additional shares of ECI to any entity, in its absolute discretion, including a sale of shares on or off the stock exchange, subject nevertheless to granting Koor an opportunity to purchase from Clal, from the shares of ECI held by it, the additional shares in ECI which the Clal Group wishes to sell, as provided below.

10.1                           In the event that the Clal Group wishes to sell additional shares of ECI from the execution hereof until 31st January 2002, Clal shall deliver to Koor written notice (hereinafter referred to as “Clal’s sale notice”) detailing all the terms and conditions on which the Clal Group wishes to sell additional shares of ECI. Clal’s sale notice may be given, if at all, on any business day until 15:00 hours, Israel time.

“Terms and conditions” in this sub-clause means the number of shares which the Clal Group wishes to sell, the price required by it for each share and the payment terms. The consideration shall only be pecuniary and not a  payment or benefit other than money, save as provided in sub-clause 10.14 of this agreement.

10.2                           If and insofar as the Clal Group wishes to sell additional shares of ECI, Clal shall specify in Clal’s sale notice a price which is equal to or less than the closing price of the ECI share on the stock exchange on the business day preceding the date of Clal’s sale notice, although Clal shall be entitled to specify in Clal’s sale notice a price which is greater than the closing price of the ECI share on the stock exchange on the business day preceding the date of the sale notice only if and insofar as a third party has made it an offer, in good faith, to purchase ECI shares from it at the price specified by Clal in Clal’s sale notice. In such event, the terms and conditions set out in Clal’s sale notice shall also include all the terms and conditions offered by the third party purchaser and a certificate signed by Clal’s board chairman that Clal has indeed been offered the terms and conditions set out in Clal’s sale notice and that the third party purchaser’s offer, as set out in Clal’s sale notice, is in good faith.

10.3                           Koor shall have a right to purchase from Clal all the shares which the Clal Group wishes to sell (but not some of them) on the terms and conditions offered by Clal by giving unconditional, unreserved, written notice to Clal of its desire to do so (hereinafter referred to as “Koor’s exercise notice”), in a form consistent with that annexed hereto as appendix “F”, within two business days of receiving Clal’s sale notice insofar as the quantity of shares which the Clal Group wishes to sell as specified in Clal’s sale notice is up to 3% (three percent) of ECI’s existing capital or within five business days of receiving Clal’s sale notice insofar as the number of shares which the Clal Group wishes to sell as specified in Clal’s sale notice exceeds 3% (three percent) of ECI’s existing capital. Koor’s exercise notice may be given, if at all, until 15:00 hours, Israel time on the relevant business days.

10.4                           The giving of Koor’s exercise notice shall constitute the completion of a binding agreement between Clal and Koor for the purchase of the shares by Koor from Clal on the terms and conditions of Clal’s sale notice and the parties shall act to effect the share sale pursuant to and in accordance with Clal’s sale notice. The shares shall be sold by Clal clear and free.

10.5                           Should Koor’s exercise notice not be given by Koor at the time prescribed in sub-clause 10.3, the right of first opportunity for the purchase of the shares shall be deemed not to have been exercised by Koor in respect of the particular Clal’s sale notice. Koor’s exercise notice which does not comply with any of the provisions of this clause 10 shall be deemed void.

10.6                           Should Koor’s right of first opportunity for the purchase of the shares not be exercised pursuant to the provisions of this clause 10, the Clal Group may sell the shares involved in Clal’s sale notice within 90 days of the delivery of Clal’s sale notice (hereinafter referred to as “the sale period”) subject to the conditions set out below in this clause 10.6.

10.6.1                  If and insofar as the price specified by Clal for each share as set out in Clal’s sale notice was equal to or less than the closing price of the ECI share on the stock exchange on the business say preceding the date of Clal’s sale notice, the Clal Group may sell the shares involved in Clal’s sale notice in transactions off the stock exchange during the sale period at a price of not less than 90% (ninety percent) of the price as fixed by it in Clal’s sale notice or in the course of ordinary trade on the stock exchange during the sale period without any limit in respect of the price.

10.6.2                  If and insofar as the price specified by Clal for each share as set out in Clal’s sale notice was greater than the closing price of the ECI share on the stock exchange on the business day preceding the date of Clal’s sale notice, the Clal Group may sell the shares involved in Clal’s sale notice solely to the same third party purchaser in a transaction off the stock exchange during the sale period at a price which is not less than 90% (ninety percent) of the price offered to it by that third party purchaser, as set out in Clal’s sale notice.

10.7                           Should the sale period as specified in Clal’s sale notice expire and the Clal Group not sell the shares in accordance with Clal’s sale notice, Clal may not sell the shares involved in Clal’s sale notice unless all the conditions and principles set out in this clause 10 are implemented again. If and insofar as the time for the delivery of Koor’s exercise notice expires and Koor’s exercise notice has not been delivered to Clal within the time prescribed therefor in sub-clause 10.3, Clal may give Koor during the sale period a new sale notice replacing Clal’s original sale notice and all the terms and conditions set out in this clause 10 shall apply to the new sale notice, as the case may be. The new sale notice shall be delivered by Clal in the event that there are changes to any of the terms and conditions as set out in Clal’s original sale notice, and subject as provided in sub-clause 10.6.2 of this agreement if and insofar as there is a change to the price of the ECI shares which the Clal Group wishes to sell.

For the avoidance of doubt it is hereby expressed that the provisions of this sub-clause 10.7 shall not preclude Clal from giving Koor during the sale period other, additional sale notices and such other, additional sale notices shall be treated as augmenting rather than replacing the original sale notice. Any other, additional sale notice shall be subject to the provisions of this clause 10, as the case may be.

10.8                           In the event that Koor’s exercise notice is delivered, on the first business day after the passage of seven days from the delivery of Koor’s exercise note at 11:00 hours, Israel time the parties shall meet in order to close the ECI share purchase transaction pursuant to Clal’s sale notice. At that time Clal shall sell and transfer to Koor the shares involved in Clal’s sale notice, clear and free, and Koor shall purchase and accept a transfer from Clal of the shares involved in Clal’s sale notice contemporaneously with and on and against payment of the consideration due to Clal, all the acts being performed insofar as possible at one and the same time, the acts being as follows:

10.8.1                  Clal shall deliver to Koor and Koor shall deliver to Clal the resolutions of the competent entities of Clal and Koor, as the case may be, concerning their entering into the transaction by virtue of Clal’s sale notice and their advocates’ certificates that the resolutions of Koor and Clal were duly passed in accordance with the articles of association of Koor and Clal, as the case may be;

10.8.2                  payment of the consideration due to Clal for the shares involved in Clal’s sale notice by Koor shall be in shekels at the representative rate in a bank draft to the order of Clal or by bank transfer (confirmed by the recipient bank) to such bank account as Clal directs in writing;

10.8.3                  Clal shall sign share transfer deeds in the name of Koor in a form consistent with that annexed hereto as appendix “B” relating to the shares involved in Clal’s sale notice and Koor shall sign the deeds as transferee, and Clal shall deliver to Koor the relevant share certificates in its name. One original transfer deed shall be signed. Copies shall be delivered to Koor, Clal and ECI’s secretary for entry in the register of members and for reporting to the Registrar of Companies;

10.8.4                  Koor shall receive from ECI’s secretary share certificates relating to the shares involved in the sale notice in its name. If and insofar as ECI’s secretary is unable to furnish Koor with the share certificates relating to the shares involved in Clal’s sale notice in its name, Clal shall grant an irrevocable power of attorney to Koor to use and deal with the shares involved in Clal’s sale notice in Koor’s unfettered discretion.

The parties shall use their best efforts to procure that Koor is entered in ECI’s register of members as holder of the relevant shares and receives in its name the share certificates relating to Koor’s purchase notice [sic] as soon as possible.

The power of attorney shall expire on entry in the register of members and the furnishing of the relevant share certificates to Koor.

10.9                           The provisions of sub-clauses 10.1 to 10.8 of this agreement shall not apply if and insofar as the Clal Group wishes to sell ECI shares after it is left with shares in ECI vesting it with less than 5% (five percent) of ECI’s existing capital.

10.10                     The provisions of sub-clauses 10.1 to 10.8 of this agreement shall also not apply if and insofar as the Clal Group wishes to sell ECI shares in the course of ordinary trade on the stock exchange in a volume of up to 1.5% (one and a half percent) of ECI’s existing capital per quarter from the execution of this agreement. Should the Clal Group not in any quarter exercise the whole of its right pursuant to this sub-clause 10.10, the whole remainder of the right which has not been exercised by the Clal Group may be accrued and exercised over a period of up to 12 continuous months from the end of the relevant quarter, provided that by virtue of such right of accrual the Clal Group may not sell, pursuant to the provisions of this sub-clause 10.10, in any quarter in the course of ordinary trade on the stock exchange more than 4% (four percent) of ECI’s existing capital (the said quantity including its right to sell 1.5% (one and a half percent) of ECI’s existing capital in that given quarter).

10.11                     Clal’s sale notices and Koor’s exercise notices pursuant to and in accordance with the provisions of this clause 10 shall be irrevocable,  except and insofar as expressly otherwise provided in this agreement.

10.12                     If and insofar as Koor delivers Koor’s exercise notice to Clal in accordance with the provisions of this clause 10 and Clal is willing to sell and transfer to Koor all the shares involved in Clal’s sale notice in accordance with the provisions of clause 10.8 of this agreement but Koor does not pay Clal the consideration due to Clal, the Clal Group shall be relieved of its duty to give Koor another right of first opportunity in accordance with this clause 10, without derogating from Clal’s rights to all the reliefs by virtue of the provisions of this agreement or by virtue of the provisions of law.

10.13                     Subject to and without howsoever derogating from Koor’s rights pursuant to this agreement, Clal undertakes to sell, insofar as required, by 31st January 2002 such quantity of ECI shares that the total holdings of the Clal Group in ECI do not exceed

15% (fifteen percent) of ECI’s then issued and paid up capital, unless and insofar as the Director otherwise authorises it in advance and in the event that the Director does authorise Clal otherwise, Clal shall furnish Koor with a copy of the Director’s authority.

10.14                     If and insofar as a third party makes an offer in the scope of a procurement offer (hereinafter referred to as “the offeror”) to purchase shares of ECI otherwise than merely for pecuniary consideration, then in such event the provisions of this clause 10 shall apply, subject to the following modifications:

10.14.1            if and insofar as the consideration offered by the offeror for ECI shares is in shares which are traded on the Tel Aviv Stock Exchange and/or the stock exchange and/or other stock exchanges in the USA and/or Western Europe and/or Japan and/or Hong Kong and/or Singapore, the average price of the share offered by it on the relevant stock exchange in the 14 trading days preceding publication of the procurement offer shall be deemed the price offered by the offeror;

10.14.2            if and insofar as the consideration offered by the offeror for shares of ECI is in shares which are not traded on the stock exchange or the other stock exchanges as set out in sub-clause 10.14.1, the value of the shares offered by it as fixed by an appraiser appointed by agreement between the parties or as fixed by ECI’s board of directors, as determined by agreement between the parties, shall be deemed the price offered by the offeror;

10.14.3            if and insofar as Clal wishes to accept the procurement offer, then before doing so it shall be under a duty to give Koor Clal’s sale notice in accordance with the terms and conditions prescribed in this clause 10, the price required by Clal being fixed in accordance with the provisions of sub-clauses 10.14.1 or 10.14.2, as the case may be.

11.                                 Tag-Along Right

11.1                           If and insofar as Koor wishes to sell ECI shares held by it to a third party (hereinafter in this clause 11 referred to as “the purchaser”) during a period of three years commencing on 1st February 1999 and ending on 31st January 2002, in a proportion exceeding 5% (five percent) of ECI’s existing capital; and after the three year period, namely after 1st February 2002, if and insofar as Koor wishes to sell to the purchaser shares in ECI which are held by it in a proportion exceeding 10% (ten percent) of ECI’s existing capital (hereinafter referred to as “the sale transaction”), then in such event Clal shall have a right to tag along with the sale transaction on the same terms and conditions as Koor settles with the purchaser, such being in the proportion which Clal’s then holdings of ECI shares bear to Koor’s then holdings of ECI shares.

11.2                           The tag-along right shall be exercised as follows:

11.2.1                  the negotiations with the share purchaser shall be conducted by Koor, in its absolute discretion. On the terms and conditions of the sale being settled, Koor shall deliver written notice to Clal detailing the terms and conditions of the sale, including the price and payment terms and the identity of the purchaser (hereinafter referred to as “Koor’s notice”);

11.2.2                  within 30 days of receiving Koor’s notice, Clal shall notify Koor in writing if it intends to tag along in the sale transaction (hereinafter referred to as “tag-along notice”). The tag-along notice shall be irrevocable. Clal may not make its tagging along with the sale transaction subject to any conditions, although it may tag along in the sale transaction in a quantity of shares which is less than the proportionate quantity to which it is entitled as provided in sub-clause 11.1 of this agreement;

11.2.3                  should tag-along notice not be delivered, Koor may effect the sale transaction and sell the ECI shares to the purchaser;

11.2.4                  should tag-along notice be delivered, the ECI shares which are involved in the tag-along notice shall be included in the sale transaction and Koor may not merely sell its own shares to the purchaser;

11.2.5                  a sale of ECI shares in the same sale transaction in stages to the same purchaser or a sale to a group of purchasers shall, as the case may be, be deemed a single transaction for the purpose of this clause 11;

11.2.6                  the ECI shares shall be sold and transferred to the purchaser clear and free;

11.2.7                  the consideration payable by the purchaser shall only be pecuniary and not a payment or benefit other than money.

12.                                 Sale And Transfer Of Shares To An “Authorised Transferee”

The parties may sell and/or transfer all or any of their shares in ECI to anyone which is an “authorised transferee”. For the avoidance of doubt it is expressed that the provisions of clauses 8, 10, 11, 19.2 and 19.3 of this agreement shall not apply to a sale and/or transfer of ECI shares by either of the parties to anyone which is an “authorised transferee”. Should the shares be sold to anyone which is an “authorised transferee”, that “authorised transferee” shall, as a condition precedent to the transfer of the shares to it, be under a duty to assume in writing all the obligations of the selling party pursuant to and in accordance with the voting agreement (clause 14 of this agreement), with regard to Clal’s right of first opportunity (clause 8 of this agreement), with regard to Koor’s right of first opportunity (clause 10 of this agreement), with regard to the tag-along right (clause 11 of this agreement) and with regard to arbitration (clause 21 of this agreement), and the selling party shall be liable to the other party jointly and severally with the “authorised transferee” for the performance of the voting agreement’s provisions.

13.                                 Clal’s Right To Receive From Koor Additional Payment In Cases Where Koor Sells ECI Shares Which It Has Purchased From Clal And In Cases Where Koor Purchases Additional ECI Shares

In this clause 13, the following expressions shall be ascribed the meanings appearing against them:

“the determining period” means a period of five continuous months ending at “the relevant time”;

“the relevant time” means the time a final, binding agreement is signed between Koor and a third party for the sale of “the relevant shares” or the time when Koor accepts a procurement offer which is published by a third party for the purchase of ECI shares (hereinafter referred to as “procurement offer A”) or the time when Koor purchases ECI shares pursuant to a procurement offer published by it further to and in response to procurement offer A (hereinafter referred to as “procurement offer B”), but not later than 31st January 2002 in any of the above cases;

“the relevant shares” means a number of ECI shares equal to the number of ECI shares purchased by Koor from Clal during the determining period solely by virtue of Koor’s right of first opportunity as provided in clause 10 of this agreement;

“the base price” means the price per ECI share which was paid by Koor to Clal for each of the relevant shares in dollar values plus interest at Libor on US dollars plus 0.4% (four tenths of a percent) per annum, computed from the date on which Koor paid the consideration for the relevant shares to Clal to the date of paying the difference, as defined in sub-clause 13.1 or 13.2 of this agreement.

13.1                           If and insofar as Koor sells the relevant shares or some of them at a price per ECI share which is in excess of the base price (hereinafter referred to as “the difference”), Koor shall further pay Clal the difference in respect of each of the relevant shares sold by it within seven business days of the time Koor receives from the third party purchaser of the relevant shares the consideration due to Koor for the sale of the relevant shares. For the avoidance of doubt, the provisions of this sub-clause shall only apply if the relevant time is within five months of the purchase of the relevant shares.

13.2                           If and insofar as Koor purchases ECI shares in the scope of procurement offer B at a price per ECI share which is in excess of the base price (hereinafter referred to as “the difference”), Koor shall further pay Clal the difference in respect of each of the relevant shares purchased by it in the scope of procurement offer B within seven business days of the time Koor pays the seller the consideration for the shares purchased by it in accordance with procurement offer B. For the avoidance of doubt, the provisions of this sub-clause shall only apply if the time of the ECI share purchase pursuant to procurement offer B is within five months of the purchase of the relevant shares.

13.3                           For the avoidance of doubt, the provisions of the whole of this clause 13 shall come to an end on 31st January 2002.

14.                                 Voting Agreement

14.1                           From the record date Clal and Koor undertake to exercise the voting power available to them by virtue of their shares in ECI to elect members of ECI’s board of directors as follows:

14.1.1                  A majority of all the members of ECI’s board of directors (including external or public directors) shall be appointed on the recommendation of Koor, so long as neither of the following conditions is fulfilled:

14.1.1.1         if and insofar as for any reason the Koor Group’s ECI holdings, directly and/or indirectly, do not on 31st July 2000 exceed 20% (twenty percent) of ECI’s existing capital, subject to adjustments as provided in clause 15 of this agreement;  or

14.1.1.2         if and insofar as the Koor Group as of 1st August 2000 directly and/or indirectly holds less than 15% (fifteen percent) of ECI’s existing capital, subject to adjustments as provided in clause 15 of this agreement.

14.1.2                  20% (twenty percent), rounded up to a whole director, of all the members of ECI’s board of directors (including external or public directors) shall be appointed on Clal’s recommendation so long as Clal holds at least 7% (seven percent) of ECI’s existing capital, subject to adjustments as provided in clause 15 of this agreement. If and insofar as Clal’s ECI holdings fall below 7% (seven percent) of ECI’s existing capital, subject to adjustments as provided in clause 15 of this agreement, Clal shall not be entitled to recommend the appointment of any representative to ECI’s board of directors.

14.2                           For the avoidance of doubt, it is expressed that Koor and Clal’s obligation to exercise the voting power available to them in accordance with the provisions of this clause 14 shall also apply by virtue of voting rights which they may have pursuant to and in accordance with voting agreements with any other person and/or corporation which holds ECI shares.

14.3                           For the purpose of this agreement, the holdings of the Koor Group shall be deemed to include the holdings of the Claridge Group and in computing the Koor Group’s ECI holdings the Claridge Group’s rights pursuant to the Claridge capital note shall also be deemed to have been converted into ECI shares so long as the Claridge Group acts by virtue of the ECI shares which are held by it in accordance with Koor’s commitment as set out in sub-clause 14.1.2 of this agreement.

14.4                           For the avoidance of doubt the parties hereby agree that the provisions of the voting agreement laid down in this clause 14 shall continue to apply even if the Clal Group’s ECI holdings are greater than the Koor Group’s ECI holdings, subject to the provisions of sub-clause 14.1 of this agreement.

14.5                           The parties shall cooperate with each other in all respects relating to determining the number of members of ECI’s board of directors from time to time, subject always to the provisions of this clause 14.

15.                                 Adjustments

If and insofar as ECI, during the period from the execution hereof until the time of the share transfer as a result of exercising the put option or the additional put option or the call option, makes a distribution of bonus shares and/or a modification to the composition of its capital, the number of exercise shares involved in the put option or the additional put option or the call option, as the case may be, to which the party exercising the option is entitled shall be adjusted in accordance with the number of shares to which the party exercising the right would have been entitled had it exercised the relevant option granted to it prior to the date of the resolution to distribute bonus shares and/or modify the capital composition. For the avoidance of doubt, it is expressed that in the said cases of distributing bonus shares and/or modifying the capital composition, the overall consideration payable on exercise of the relevant option shall not alter and the sole alteration shall relate to the number of shares for which the consideration is paid.

Example (relating to the case of the put option):

ECI has distributed bonus shares at a rate of 100% (one hundred percent). The put option shares pursuant to sub-clause 7.1 of this agreement, which are 3,830,000 shares, shall be altered to 7,660,000 shares. The total price payable by Koor for the put option shares, which is $113,942,500 (3,830,000 x 29.75 = 113,942,500) shall not alter. The price per put option share, which was $29.75 per share, shall alter to $14.875 per share.

If and insofar as ECI merges with another company and/or corporation and/or makes a structural change, then in such case Koor and Clal shall settle in writing the number of shares in the new company into which ECI has merged to which they are entitled by virtue of the options granted to them pursuant to this agreement and also the prices of the put option, the additional put option and the call option. If and insofar as Koor and Clal do not reach an understanding within 30 days of the merger or structural change, the matter shall be referred for the decision of the referee, who shall act as an expert referee on behalf of the parties rather than as an arbitrator and his decision shall be final and bind the parties without any right of appeal or objection.

The provisions of this clause shall also apply wherever adjustments pursuant to this clause are mentioned in this agreement.

16.                                 ECI’s Issue Of Shares And Convertible Securities

If and insofar as ECI passes a resolution to issue shares and/or securities convertible into shares to the Koor Group and/or the Clal Group and/or some of ECI’s shareholders, including the Koor Group and/or the Clal Group, so long as the provisions of the voting agreement as set out in clause 14 of this agreement continue to apply, Clal and Koor undertake to use their best efforts for Koor and Clal to be included amongst the offerees on any such issue, each pro rata to its then holdings of ECI shares and/or securities convertible into shares. Koor and Clal may accept all or some of the offer subject to ECI’s requirements, if any, in cases where ECI wishes to issue shares and/or securities convertible into shares to ECI shareholders in addition to the Koor Group, the Clal Group and the Claridge Group. Clal’s right as set out in this clause 16 is subject to its obligations pursuant to the provisions of sub-clause 9.2 of this agreement.

17.                                 The Record Date And Closing

On the record date at 10:00 hours, the parties shall meet at Koor’s management offices in Tel Aviv and act at one and the same time in order to do all the following acts, subject as provided in sub-clause 17.4.1 of this agreement:

17.1                           Clal shall deliver to Koor the share transfer deeds and the relevant share certificates in its name relating to the shares being sold;

17.2                           Koor shall pay Clal the whole of the consideration for the shares being sold;

17.3                           ECI’s secretary shall enter Koor in its register of members as holder of the shares being sold and furnish Koor with share certificates in its name relating to the shares being sold.

17.4                           Composition Of ECI’s Board Of Directors

17.4.1                  Having regard to the fact that shortly prior to the execution hereof ECI’s board is composed of seven directors (comprising two independent directors, ECI’s general manager, three directors recommended by Clal and Mr Jonathan Kolber) and two additional directors (to make up the board to nine directors) may be temporarily co-opted (until a general meeting of ECI’s shareholders is held), the parties undertake to act so that within 14 days after the record date, the following acts are done in the following order:

17.4.1.1         two persons recommended by Koor shall be co-opted to ECI’s board of directors;

17.4.1.2         one person recommended by Clal shall resign from ECI’s board of directors;

17.4.1.3         one person recommended by Koor shall be co-opted to ECI’s board of directors.

After the said acts, ECI’s board shall be composed of nine directors as follows:

-                                            four directors recommended by Koor (including Mr Jonathan Kolber);

-                                            two directors recommended by Clal;

-                                            two external directors;

-                                            ECI’s general manager.

17.4.2                  The arrangement set out in sub-clause 17.4.1 shall be effective until the next general meeting of ECI’s shareholders is held at which the parties shall act to elect ECI’s board of directors in accordance with the provisions of clause 14 of this agreement.

17.5                           Furnishing Of Documents

Each party shall furnish the other with every document necessary for the performance and implementation of this agreement.

18.                                 Registration Of Shares And Delivery Of Information By ECI

18.1                           Koor and Clal shall use their best efforts for ECI to adopt and act for the implementation of the provisions of appendix “G” hereto.

18.2                           Koor and Clal shall use their best efforts to procure that ECI acts as follows:

18.2.1                  as soon as possible and in any event within 30 days of the end of the first, second and third quarters of each year and within 45 days of the end of each year, ECI shall furnish Koor and Clal, as the case may be, with copies of the (consolidated) interim financial statements and of the audited (consolidated) annual financial statements, drawn in accordance with standard accounting principles as in force from time to time in the USA or Israel and insofar as the statements are drawn in accordance with Israeli standard accounting principles, they shall include a reconciliation with the US standard accounting principles;

18.2.2                  it shall furnish Clal and Koor with copies of reports and notices which are filed by ECI with the SEC or the stock exchange, including notices of general meetings, financial statements (interim and annual), annual and quarterly reports to shareholders, immediate reports and every other report and notice which is filed with the SEC or the stock exchange. The copies shall be furnished to Clal and Koor at the same time as being filed with the authorities;

18.2.3                  it shall deliver to them all further information which Clal and/or Koor are required to deliver by law in Israel and/or the USA and by any competent authority in connection with their ECI holdings and it shall not object to the publication thereof by Clal and/or Koor, as the case may be, if and insofar as required by virtue of the provisions of law or the instructions of a competent authority.

19.                                 Transfer Of Rights And Obligations

19.1                           The parties’ rights and obligations pursuant to the provisions of this agreement may not be assigned or transferred to anyone other than an “authorised transferee”. A transfer of rights and obligations of the parties pursuant to the provisions of this agreement to anyone which is an “authorised transferee” is conditional upon the “authorised transferee” assuming in writing all the rights and obligations involved in this agreement and its joining it by signing it, without releasing the transferor from its liability for the fulfilment and performance of all the obligations involved in this agreement.

19.2                           Should the Clal Group sell all its holdings in ECI (but not some of them) to a third party (hereinafter referred to as “Clal transferee”), Clal shall be liable to procure that, as a condition precedent to the transfer of its holdings in ECI, the Clal transferee assumes in writing all Clal’s obligations pursuant to the provisions of this agreement insofar as then existing; should the Clal transferee assume all Clal’s said obligations, the Clal transferee shall also obtain all Clal’s rights pursuant to the provisions of this agreement, as then existing.

The provisions of this sub-clause 19.2 shall apply on the fulfilment of both the following conditions:

19.2.1                  the Clal Group shall at the time of the sale to the Clal transferee hold more than 10% (ten percent) of ECI’s existing capital, subject to adjustments as provided in clause 15 of this agreement;  and

19.2.2                  the Clal Group’s sale to the Clal transferee relates to the whole of the Clal Group’s ECI holdings, so that it does not retain other shares in ECI immediately after the sale.

Should the Clal transferee be a competitor of ECI, Koor shall be liable to support the appointment of the Clal transferee’s recommendees as directors of ECI if and insofar as Koor would have been liable to support Clal’s recommendees pursuant to the provisions of this agreement, only if and insofar as the identity of the recommendees is acceptable to it.

19.3                           Should the Koor Group sell all its ECI holdings (but not some of them) to a third party (hereinafter referred to as “Koor transferee”), Koor shall be liable to procure that, as a condition precedent to the transfer of its holdings in ECI, the Koor transferee assumes in writing all Koor’s obligations pursuant to the provisions of this agreement insofar as then existing; should the Koor transferee assume all Koor’s said obligations, the Koor transferee shall also obtain all Koor’s rights pursuant to the provisions of this agreement, insofar as then existing.

The provisions of this sub-clause 19.3 shall apply on fulfilment of both the following conditions:

19.3.1                  the Koor Group shall, at the time of the sale to the Koor transferee, have more than 15% (fifteen percent) of ECI’s existing capital, subject to adjustments as provided in clause 15 of this agreement;  and

19.3.2                  the Koor Group’s sale to the Koor transferee shall relate to all the Koor Group’s ECI holdings, so that it does not retain other shares in ECI immediately after the sale.

19.4                           For the avoidance of doubt, it is hereby expressed that sales by the Clal Group and the Koor Group as provided in this clause 19 must be made in accordance with and subject to the provisions of this agreement, as the case may be.

20.                                 Maintenance Of Confidentiality

The parties undertake not at any time whatsoever to make any use of any know-how or information whatsoever, including professional and/or trade secrets, relating to ECI’s business except for the benefit of ECI’s affairs and business. The parties further undertake not at any time whatsoever to transfer to any person and/or entity whatsoever any know-how or information belonging to ECI and/or relating to its affairs and business, as existing from time to time, which amount to professional and/or trade know-how or information and/or the transfer and/or the delivery of which as aforesaid might somehow harm ECI’s affairs and/or business. The parties further undertake to keep absolutely confidential all the conditions, provisions, understandings, restrictions, rights and obligations contained in this agreement, provided that each party may divulge them to its advisers. Notwithstanding as aforesaid, the parties may deliver and/or divulge any know-how or information if legally required to do so by a competent authority, including a securities authority and/or the Stock Exchange and/or NASDAQ, in respect of information or particulars required of the relevant party by that authority and to the extent that it is required to deliver or divulge it. The parties’ obligations as provided in this clause 20 shall not apply to know-how and information which is in the public domain or know-how and information which was lawfully within the knowledge of the party receiving the know-how and information before the transfer thereof pursuant to this agreement.

21.                                 Arbitration

All differences between the parties hereto on matters relating to this agreement, including in all respects relating to its validity, interpretation, performance or breach, shall be decided by the arbitrator. The arbitrator shall be subject to the substantive law but not to the laws of evidence or the civil procedure. The arbitrator’s jurisdiction shall be expressly subject to the provisions of this agreement and he may award provisional orders of any type, orders for discovery of documents and the like. The arbitrator shall be required to make a reasoned award. Application by any party to the arbitrator shall not relieve that party of the performance of its obligations pursuant to this agreement until the arbitrator’s decision in the matter. The provisions of this clause shall be treated as an arbitration agreement between the parties.

For the avoidance of doubt, it is hereby expressed that those matters which in this agreement are assigned to the referee for his decision shall not be referred to the arbitrator for his decision.

22.                                 Taxes

22.1                           Every tax or other levy, if and insofar as legally charged on a seller of shares, shall be borne by Clal.

22.2                           Every tax or other levy, if and insofar as legally charged on a purchaser of shares, shall be borne by Koor.

22.3                           If and insofar as a liability for the payment of VAT is imposed in respect of the sale of the put option shares to Koor or in respect of the sale of the additional put option shares to Koor or in respect of the sale of the call option shares to Koor or in respect of a sale to Koor of the shares involved in Koor’s right of first opportunity or in respect of a sale to Koor of the shares involved in Clal’s right of first opportunity, the VAT shall be borne by Koor and added to the price on and against Clal’s tax invoice or on and against Koor’s “self” tax invoice.

22.4                           Any payment in connection with this agreement which is now or in future at the time of payment legally subject to a duty to withhold tax at source shall be made to the recipient subject to tax being withheld at source or on and against the furnishing of a withholding tax exemption.

23.                                 Miscellaneous

23.1                           This agreement and the appendices hereto contain, embody, merge and express all the terms and conditions agreed between the parties. Any assurances, written or oral agreements, undertakings or representations in connection with this agreement, which were given or made by the parties prior to the making of this agreement and are not given detailed expression herein, shall not augment, derogate from or alter the parties’ rights and obligations as prescribed in this agreement or deriving herefrom and the parties shall not be bound by them from the date of this agreement.

23.2                           No conduct by either of the parties shall be deemed a waiver of any of its rights pursuant to this agreement or by law or its waiver of or acquiescence in any breach or non-performance of any condition whatsoever, unless the waiver, consent, deferral, alteration, cancellation or addition is made expressly and in writing.

23.3                           All the expenses involved in all the proceedings taken on account of either of the parties’ compliance with the terms and conditions of this agreement shall be borne by that party.

23.4                           The parties shall bear the expenses involved in stamping this agreement in equal shares between them.

23.5                           Financial obligations which the parties owe to each other solely from the transactions detailed in this agreement which have fallen due may be set off in notice by one party to the other.

23.6                           Any modification, amendment and/or addendum to this agreement shall be ineffective and be deemed not to have been made, unless made in writing and signed by all the parties together.

23.7                           This agreement does not vest any third party not mentioned in this agreement with any rights.

24.                                 Notices

The addresses of the parties hereto are as set out below [sic] or any address of either of the parties of which it gives written notice to the other parties. Any notice sent by registered mail in accordance with the address of any of the parties shall be deemed to have reached the addressee within 72 hours of being posted by registered mail (on and against a certificate of delivery); if transmitted by facsimile - on the first business day after the date of transmission, provided that the transmitting party produces a facsimile confirmation of the notice’s transmission; and if served in person - at the time of service.

AS WITNESS THE HANDS OF THE PARTIES

THE PLACE AND DATE SPECIFIED ABOVE

(Signed)	(Signed)
Koor Industries Ltd	Clal Electronic Industries Ltd

I the undersigned hereby certify that the aforegoing signatures are those of:	I the undersigned hereby certify that the aforegoing signatures are those of:

(1) Mr. Benny Gaon	(1) Mr Rimon Ben-Shaul

(2) Mr. Jonathan Kolber	(2) Mr Mendy Irad

Such signatures as aforesaid together with the company’s printed name duly obligate Koor Industries Ltd	Such signatures as aforesaid together with the company’s printed name duly obligate Clal Electronic Industries Ltd

(Signed)	(Signed)
Shlomo Heller, Adv.	Kenny Lallo, Adv.

All Exhibits other than Exhibit 18.1 are not attached because they are no longer relevant.

Exhibit 18.1

(the “Exhibit”)

Registration Rights

Pursuant to Section 18.1 of that agreement, dated April    , 1998, between Koor Industries Ltd., an Israeli company (“Koor”), and Clal Electronics Industries Ltd., an Israeli company (“Clal”)(the “Agreement”; capitalized terms used herein and not defined shall have the meaning ascribed to them in the Agreement):

1.                                       Demand Registration Rights. Pursuant to the provisions of Section 18.1 of the Agreement, each of Koor or Clal (each, the “Exercising Shareholder”) may request in writing that all or part (but in any event, no less than a number of shares representing a market value of at least 15$ million United States Dollars) of the shares it holds in ECI (the “Shares”) shall be registered with the Securities and Exchange Commission pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Act”).  ECI will within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to the other Exercising Shareholders, and include in such registration all Shares held by such Exercising Shareholder if it wishes to participate in such registration and provides ECI with written requests for inclusion therein within fifteen (15) days after the receipt of ECI’s notice.  Thereupon, ECI shall effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Exercising Shareholder’s Shares as are specified in such request, together with all or such portion of the Shares of any other Exercising Shareholder joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from ECI.  ECI shall as soon as practicable, and in any event shall use its best efforts to effect within 90 days of the receipt of such request, the registration of all Shares as to which it has received a request for registration for trading on the securities exchange, provided, however, that ECI shall not be required to effect any registration under this Exhibit within a period of one hundred and twenty (120) days following the effective date of any previous registration.  Notwithstanding any other provision of this Exhibit, if the registration effected under this Exhibit is an underwritten registration, and the managing underwriter in such registration advises ECI and the Exercising Shareholder(s) in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, any of the Shares. In the event both Koor and Clal exercise their Registration Rights simultaneously, such underwriter cutbacks shall be applied to both, pro-rata to their respective holdings in ECI at such time.  ECI shall not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to become effective less than one hundred twenty (120) days after the effective date of any registration requested pursuant to this Exhibit.  ECI shall not be required to complete more than one (1) registration under this Exhibit for Clal and one (1) registration for Koor.

2.                                       Form F-3 Registration.  In case ECI shall receive from any Exercising Shareholder(s) written request or requests that ECI effect a registration on Form F-3, and any related qualification or compliance, with respect to Shares where the aggregate net proceeds from the sale of such Shares equals to at least Five Hundred Thousand United States dollars ($500,000), ECI will within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to the other Exercising Shareholder, and include in such registration all Shares held by such Exercising Shareholder if it wishes to participate in such registration and provides ECI with written requests for inclusion therein within fifteen (15) days after the receipt of ECI’s notice.  Thereupon, ECI shall effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Exercising Shareholder’s Shares as are specified in such request, together with all or such portion of the Shares of any other Exercising Shareholder joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from ECI; provided, however, that ECI shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2, (i) if Form F-3 is not available for such offering by the Exercising Shareholders; (ii) if the Exercising Shareholders, together with the holders of any other securities of ECI entitled to inclusion in such registration, propose to sell Shares and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than Five Hundred Thousand United States dollars ($500,000); (iii) if ECI shall furnish to the Exercising Shareholders a certificate signed by the General Manager of ECI stating that in the good faith judgment of the Board of Directors of ECI it would be seriously detrimental to ECI or its shareholders for such Form F-3 registration statement to be effected at such time, in which event ECI shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Exercising Shareholders under this Section 2; provided, however, that ECI shall not utilize this right more than once in any twelve (12) month period; (iv) if ECI has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 for the Exercising Shareholders pursuant to this Section 3.4; (v) during the period starting with the date sixty (60) days prior to ECI’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of ECI (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that ECI is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that ECI’s estimate of the date of filing such registration statement is made in good faith; or (vi) in any particular jurisdiction in which ECI would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.  ECI shall not be required to effect more than three (3) registrations under this Section 2.

3.                                       Designation of Underwriter.  The Exercising Shareholder or Exercising Shareholders together, as the case may be, shall have the right to designate the managing underwriter(s) in any underwritten offering under Section 1 or Section 2 of this Exhibit.  In the event the Exercising Shareholders do not agree upon the managing underwriter then the Exercising Shareholder that initiated the registration process shall choose the managing underwriter.  In addition, ECI or the non Exercising Shareholder, if any, may object to a managing underwriter if the terms and costs of the agreement with such underwriter shall be materially adverse to those agreed upon by other underwriters, of the same level and experience.

4.                                       Incidental Registration Rights.  If ECI at any time proposes to register any of its securities, other than in a demand registration under Section 1 or Section 2 of this Agreement, it shall give notice to the Exercising Shareholders of such intention promptly following the decision to initiate the decision to initiate such registration.  Upon the written request of any Exercising Shareholder given within twenty (20) days after receipt of any such notice, ECI shall include in such registration all of the Shares indicated in such request, so as to permit the disposition of the shares so registered.  Notwithstanding any other provision of this Section 4, if the managing underwriter advises ECI in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Exercising Shareholders, then to the extent necessary, shares held by the Exercising Shareholders and ECI, pro rata to the respective number of Shares requested to be included in the registration; provided, however, that in any event all Shares must be included in such registration prior to any other shares of ECI (with the exception of shares to be issued by ECI to the public); and provided further, however, that in any event at least 25% of the Shares requested to be included in such registration must be included in such registration.

5.                                       Expenses.  All expenses incurred in connection with any registration under this Exhibit shall be borne by ECI; provided, however, that The Exercising Shareholder shall pay its pro rata portion of discounts or commissions payable to any underwriter.

6.                                       Indemnities.  In the event of any registered offering pursuant to this Exhibit:

6.1                                 ECI will indemnify and hold harmless, to the fullest extent permitted by law, the Exercising Shareholder and any underwriter for the Exercising Shareholder, and each person, if any, who controls the Exercising Shareholder, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with ECI’s consent) to which the Exercising Shareholder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided, however, that ECI will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by the Exercising Shareholder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of ECI, which consent shall not be unreasonably withheld.

6.2.                              The Exercising Shareholder will indemnify and hold harmless ECI, any underwriter for ECI, and each person, if any, who controls ECI, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the Exercising Shareholder’s consent) to which ECI or any such controlling person and/or any such underwriter may become subject under applicable  law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  The indemnity shall apply, in each case, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by the Exercising Shareholder specifically for inclusion therein; provided, further, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Exercising Shareholder, as the case may be, which consent shall not be unreasonably withheld.

6.3.                              Promptly after receipt by an indemnified party pursuant to the provisions of SubSections 6.1 or 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof.  In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties.  After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 6.1 or 6.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.  No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

7.                                       Obligations of ECI.  Whenever required under this Exhibit to effect the registration of any Shares, ECI shall, as expeditiously as possible:

7.1                                 prepare and file with the SEC a registration statement with respect to the Shares or any of them and use its best efforts to cause such registration statement to become effective, and, upon the request of the Exercising Shareholder, keep such registration statement effective for a period of up to six (6) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

7.2                                 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such registration statement.

7.3                                 furnish to the Exercising Shareholders and any underwriter such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Shares owned by them.

7.4                                 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form (including, without limitation, provisions as to indemnification), with the managing underwriter of such offering.  The Exercising Shareholder shall also enter into and perform its obligations under such an agreement.

7.5                                 notify the Exercising Shareholder at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

7.6                                 cause all Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by ECI are then listed, if any.

7.7                                 Notify each Exercising Shareholder which holds Shares covered by such registration statement:

(i)                                     promptly after ECI shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration statement has been filed;

(ii)                                  promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus for additional information;

(iii)                               at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

7.8                                 furnish, at the request of the Exercising Shareholder, on the date that such Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Exhibit, if such Shares are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing ECI for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to she Exercising Shareholder and (ii) a letter dated such date, from the independent certified public accountants of ECI, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Exercising Shareholder requesting registration of the Shares.

7.9                                 Transfer Agent.  provide a transfer agent and registrar for all Shares registered pursuant hereunder and a CUSIP number for all such Shares, in each case not later than the effective date of such registration.

7.10                           Other Qualifications.  Use its best efforts to register and qualify the Shares under such other securities or Blue Sky laws of such jurisdictions as shall be reasonable requested by the Exercising Shareholders, provided that ECI shall not be required to do so in any jurisdiction which would require ECI, as a condition thereof, to qualify to do business or to submit a general consent for service of process in such jurisdiction.

7.11                           Assignment of Registration Rights. The Exercising Shareholder may not assign its rights to cause ECI to register Shares pursuant to this Exhibit, except to fully owned (100%) subsidiaries, and upon the condition that such Registration Rights shall expire if such subsidiary ceases to be a fully owned subsidiary.

7.12                           Public Information.  At any time and from time to time after the IPO, ECI shall undertake to make all filings and make publicly available and available to Koor and Clal pursuant to Rule 144, such information as is necessary to enable each to make sales of Shares pursuant to that Rule.  ECI shall comply with the current public information requirements of Rule 144 and shall furnish thereafter to each of Koor and Clal, upon request, a written statement executed by ECI as to the steps it has taken to so comply with such Rule..

7.13                           Condition.  The inclusion of any Shares in a registration under this Exhibit is contingent upon the Exercising Shareholder agreeing to the conditions for any exemption to be granted by the Israel Securities Authority.